EXHIBIT 99.1     Press Release Dated __________________

FOR IMMEDIATE RELEASE	CONTACT
January 5, 2009	Rose S. DiOttavio
President & CEO
215-471-2358
CORECARE SYSTEMS, INC. (Symbol: CRCS)
ANNOUNCES APPOINTMENT OF CHAIRMAN,
CHIEF EXECUTIVE OFFICER AND BOARD MEMBERS

On November 9, 2008, Thomas T. Fleming, Founder, Chairman and CEO of CoreCare Systems, Inc. died.  The Company implemented a long standing succession plan appointing long-time Director and Investor, George Stasen, as Chairman of the Board of Directors.  Rose S. DiOttavio, previously President and Chief Operating Officer was appointed President and Chief Executive Officer.  John Fleming, real estate developer and son of Thomas Fleming, was appointed Property Manager and a Board Director.  Christopher Fleming, lawyer and real estate developer and son of Thomas Fleming was appointed to a long standing Board vacancy.  At the time of his death Thomas Fleming and the Fleming Family Trust had over $5,700,000 at risk as debt or secured Letters of Credit as well as other significant contingent liabilities.  His beneficial ownership in the Company was 11.2%

CoreCare Systems, Inc., through its wholly owned subsidiary of Kirkbride Realty Corporation, owns the property known as the Blackwell Human Services Campus at 49th and Market Streets in Philadelphia, Pa.  The Campus, comprised of 21 acres with buildings of approximately 420,000 square feet, is leased primarily by another Core Care subsidiary, Kirkbride Center, a behavioral healthcare provider, as well as third party tenants.  Kirkbride Center is an acute inpatient hospital and chemical dependency center specializing in methadone treatment.  CoreCare also owns Westmeade Healthcare, Inc., an adolescent residential treatment program and CoreCare Food Services, Inc.  All Company activity resides at the Campus.

As part of the restructuring of Board and management responsibilities the Company has established a contractual relationship with Diamond Healthcare, LLC, in September 2008, for clinical quality assurance of its behavioral operations.  This relationship was expanded on November 18, 2008 when a Diamond employee assumed the Executive Director role for all of CoreCare behavioral services.  Diamond Healthcare LLC is a private, behavioral healthcare company from Richmond Virginia which owns, operates or manages over 90 programs nationwide.

The Board of Directors and management team remain committed to our Founder’s vision and strategic direction.  While the Company’s past efforts to sell assets were unsuccessful, leadership continues to explore all opportunities to reduce liabilities and improve shareholder value.  We believe the intrinsic value of our property holdings, the value of their location and unique character as well as the ever growing market of Medicaid patients in Philadelphia will sustain the Company through the troubled economy and improve shareholder’s value.  We appreciate your support of the Company.

The Corporate Office of CoreCare Systems, Inc is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its web site, www.kirkbridecenter.com.

Note: This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called “forward-looking statements.” These statements can be identified by introductory words such as “expects,” “anticipates,” “plans,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company’s control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. In particular, engagement of an investment banker should not be taken as a prediction that any type of transaction will occur.